UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101) SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Hess Corporation
(Name of Registrant as Specified In Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

RODNEY F. CHASE

HARVEY GOLUB

KARL F. KURZ

DAVID McMANUS

MARSHALL D. SMITH

WILLIAM B. BERRY

JONATHAN R. MACEY

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 26, 2013, Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”) issued the following press release:

Elliott Management Releases Letter to Hess Shareholders

NEW YORK (March 26, 2013) — Elliott Management Corporation (“Elliott”) today sent a letter to the shareholders of Hess Corporation. Full text of the letter follows:

“Dear Fellow Shareholder:

We are writing to you because Hess Management has made repeated untrue statements to Shareholders regarding Shareholder Nominees. After 460% underperformance, John Hess has no record to run on and has resorted to misrepresentations and scare tactics. We want to set the record straight so that Shareholders can make a determination based on facts.

Why Is Hess Making False Statements to Its Own Shareholders?

#1: Hess FALSE Statement: Hess Management says Shareholder Nominees are paid to “liquidate the Company” or carry out “an Elliott plan.”

REALITY: Shareholder Nominees, if elected to the Board, receive $30,000 for each 1% that Hess’s stock outperforms Hess’s own proxy peers as measured at the end of the Shareholder Nominee’s three-year term as a director (2016). The agreement is filed along with Elliott’s preliminary proxy materials. The obligation to pay is contractually fixed and not subject to Elliott’s discretion.

In other words, each Shareholder Nominee receives compensation three years from now and only to the extent that Hess’s stock outperforms its peer group. For example, if Hess’s stock—which you and we own—outperforms its peers by 10% over the next three years, a Shareholder Nominee who served a full term would receive $300,000 (10 x $30,000). Money well-earned, we believe, and earned in a manner clearly aligned with long-term Shareholders’ interests.

Shareholder Nominees are completely independent, would constitute a minority of directors, and, unlike Hess’s nominees, have not preapproved any plan. If elected to the Board, each of these executives will bring substantial expertise, experience, and independence that we believe is sorely needed at Hess.

In sharp contrast, Hess has been a Golden Meal Ticket awarding $540 million to Management and Directors under the current CEO’s tenure despite underperforming peers by (460)%. Furthermore, according to public records, John Hess through his family estate has paid millions of dollars directly to board members for service to the estate.

#2: Hess FALSE Statement: We have been told that Hess Management in several private meetings with fellow Shareholders stated that Shareholder Nominees would be paid $9 million to sell the Company.

REALITY: This is simply not true. The $9 million figure represents the contractual cap (i.e., the maximum payment) in the compensation agreement. In order to achieve a $9 million payment, Hess would need to outperform peers by 300%! 300% outperformance implies a stock price of ~ $250 per share or market capitalization increasing by ~ $60 billion. Here is what that would look like:

We believe that all Shareholders should find any such mischaracterizations offensive. Hess has a detailed description of the agreement and competent attorneys paid for with Shareholder money. Any such attempt to mislead these same Shareholders would be outrageous and inconsistent with Management’s obligations as a fiduciary.

#3: Hess FALSE Statement: Hess Management characterizes Shareholder Nominee compensation as short-term focused.

REALITY: Shareholder Nominee compensation is more long-term oriented than any plan currently at the Company. At Hess, Directors are paid in fully vested stock they can sell immediately and Management receives performance share units and options that vest over three years. Furthermore, existing compensation arrangements with Management include a collective $80+ million change of control payment.

What Could Be Hess’s Motivation?

Rather than attack the Shareholder Nominee compensation plan, Hess should adopt it. Hess’s current compensation arrangements have failed to link payment to performance, prompting Glass Lewis to write:

In our view, shareholders should be deeply concerned with the compensation committee’s sustained failure in this area.1

(1)  Glass Lewis 2012 Hess Corporation Proxy Paper

In 2012, in response to repeated criticism for poor payment practice, Hess put in place performance share units. These units pay out over three years based on Hess performance versus peers—same term and concept as Shareholder Nominee compensation. However, Hess performance units award recipients 50% to 100% of their target bonuses even if Hess is in the bottom 3rd quartile. ISS has commented:

Shareholder returns continue to underperform peers… while CEO pay compensation outranked most peers…. [G]oals for performance shares… do not appear rigorous relative to historical award opportunities.2

Under the current CEO’s tenure Hess has been a Golden Meal Ticket for the Board and Management:

FACT #1: Total Compensation Paid to Current Directors: $31.8 million

FACT #2: Total Compensation Paid to John Hess: $194.9 million

FACT #3: John Hess in Forbes Top 25 Highest-Paid CEOs in 3 of last 5 years

FACT #4: Total Compensation Paid to Management (excluding the CEO): $313.2 million

FACT #5: Total Compensation Paid to Management and Directors: $539.9 million3

FACT #6: John Hess’s family estate has paid $7.9 million directly to current and past board members, including $2.9 million paid to Lead Independent Directors

These numbers are STAGGERING… They are even more shocking in light of Hess’s unrelenting underperformance that has gone unchecked due to a Board lacking independence:

	John Hess
	Tenure
	17 Years	5-Year	4-Year	3-Year	2-Year	1-Year

vs Proxy Peers	(333)%	(31)%	(43)%	(29)%	(40)%	(17)%

vs Revised Proxy Peers	(460)%	(45)%	(63)%	(44)%	(47)%	(20)%

vs Bakken Operators	NA	(263)%	(984)%	(184)%	(70)%	(16)%

vs XLE	NA	(31)%	(57)%	(43)%	(44)%	(20)%

vs XOP	NA	(39)%	(81)%	(52)%	(39)%	(15)%

(2)  ISS Proxy Advisory Services, 2012 Hess Corporation Core Report

(3)  Given ~20-year tenure of many directors and 17-year tenure of CEO, compensation is adjusted for inflation using Bloomberg Urban CPI. Non-inflation-adjusted, total compensation was $463.4 million and total compensation from John Hess estate was $6.5 million

Hess Has an Indefensible Record

It Is Time for Change

We Ask for Your Support for the Independent Shareholder Nominees

Sincerely,

Elliott Associates & Elliott International”

Please visit www.ReassessHess.com for more information.

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (“Elliott”) intend to make a filing with the Securities and Exchange Commission of a definitive proxy statement and an accompanying proxy card to be used to solicit proxies in connection with the 2013 Annual Meeting of Stockholders (including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof) (the “2013 Annual Meeting”) of Hess Corporation (the “Company”). Information relating to the participants in such proxy solicitation is available in a preliminary proxy statement filed by Elliott with the Securities and Exchange Commission on March 20, 2013 and in any amendments to that preliminary proxy statement.  Stockholders are advised to read the definitive proxy statement and other documents related to the solicitation of stockholders of the Company for use at the 2013 Annual Meeting when they become available because they will contain important information, including additional information relating to the participants in such proxy solicitation. When completed and available, Elliott’s definitive proxy statement and a form of proxy will be mailed to stockholders of the Company. These materials and other materials filed by Elliott in connection with the solicitation of proxies will be available at no charge at the Securities and Exchange Commission’s website at www.sec.gov. The definitive proxy statement (when available) and other relevant documents filed by Elliott with the Securities and Exchange Commission will also be available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners, at its toll-free number (877) 796-5274 or via email at info@okapipartners.com.

Cautionary Statement Regarding Forward-Looking Statements

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

About Elliott Associates

Elliott Associates, L.P. and its sister fund, Elliott International, L.P. have more than $21 billion of capital under management. Founded in 1977, Elliott is one of the oldest hedge funds under continuous management. The Elliott funds’ investors include large institutions, high-net-worth individuals and families, and employees of the firm.

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